UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Templeton Global Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[ ]	Fee paid previously with preliminary proxy materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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US (your Current Board and your Fund’s Nominees)	VS.	THEM (Saba Capital Management, L.P. (“Saba”) and their Nominees)
✓ All 4 of your Fund’s Trustee nominees are independent.	NOMINEE INDEPENDENCE?
X  3 of the 4 Saba nominees work for Saba and are committed to pursuing Saba’s short-term interests, which will deplete your Fund’s assets, raise your Fund’s expenses, reduce your Fund’s income, and make your Fund’s shares less liquid.

✓ Each of your Fund’s 4 nominees have many years of experience overseeing the Fund and other Franklin Templeton open- and closed-end funds.	NOMINEE EXPERIENCE?	X According to the Saba proxy materials, 3 of the 4 Saba nominees have no experience as closed-end fund trustees.
✓ Your Board, including the Fund’s nominees, are singularly focused on making decisions for your Fund that are in the best interests of ALL shareholders.	LOOKING OUT FOR ALL SHAREHOLDERS?	X The 3 nominees who work for Saba have a conflict of interest between making a quick profit for Saba and their responsibility to other shareholders.
✓ Your Board has:
• Adopted a managed distribution program to pay a monthly distribution at an annual rate of at least 7.5% of your Fund’s average monthly net asset value.
• Announced a tender offer measurement period, and will hold a tender offer at the end of 2021 if the Fund is trading at a discount of 8% or higher.
• Committed to closely overseeing your Fund and continues to consider measures to help protect your investment in your Fund.

FOCUSED ON THE FUND?
X  Saba is so busy attacking 5 other closed-end funds right now that Saba repeatedly called your Fund by the wrong ticker symbol in their proxy statement, confusing it with another one of their closed-end fund targets.

PLEASE VOTE FOR YOUR FUND BY RETURNING THE ENCLOSED WHITE PROXY CARD AND VOTING FOR ALL OF YOUR FUND’S NOMINEES (Proposal 1) AND AGAINST SABA’S TENDER OFFER PROPOSAL (Proposal 3). DO NOT RETURN THE SABA GOLD PROXY CARD, EVEN TO VOTE AGAINST SABA’s PROPOSALS.

If you have any questions, please call AST, the Fund’s proxy solicitor, at (888) 564-8149 on any business day.